EXHIBIT 99.2



March 19, 2001



Dear PennRock Shareholder:

     We are pleased to announce that we have completed the acquisition of The National Advisory Group Inc. ("National"),
Dresher, Pa. This acquisition broadens our involvement in asset management, retirement plan administration, and financial planning services.

     National will retain its name and will operate as a wholly owned subsidiary of PennRock. We are accounting for this acquisition as a purchase.

     In recent years, asset management has become an increasingly important part of the services offered by banks like ours. With National as part of our financial management team, we will be in a position to offer our clients and banking customers greatly expanded services, not only in asset management, but also in the administration of retirement plans, financial planning, and banking in southeastern Pennsylvania, New Jersey, and Delaware. The acquisition of National is an important step towards our goal of becoming a fully integrated financial services company.

     Assets under management in the Financial Services Division at Blue Ball National Bank have grown by more than 100 percent during the past three years, reaching about $280 million as of the end of 2000. To this expanding side of our banking business, National will bring additional assets under management in excess of $100 million. In addition, National provides retirement plan administration services to more than 500 corporate programs.

     For clients of National, the acquisition will provide convenient access to traditional banking services and products offered by Blue Ball National Bank. We are enthusiastic about this affiliation between two successful and growing entities because we see so many ways in which the new joint effort can make a broader range of services available to the clients of each organization. And, of course, we also expect that this will lead to expanded opportunities for PennRock as a whole, especially through the generation of increased fee income. Fees for trust and management services reached a record $1.41 million in 2000, an 18 percent increase over those of 1999. We expect the acquisition of National to be immediately accretive to PennRock's income in 2001 by at least $.06 per share. This is a revision of earlier estimate of $.10 per share because settlement did not occur as early in the first quarter as anticipated.

     Established in 1984 and located at Dresher in Montgomery
County, Pa., National is the closely held parent company for four corporations:

National Actuarial Consultants, Ltd.

     An actuarial, administrative, design and consulting firm specializing in retirement and employee benefits programs. NAC provides administration, record keeping, consulting and other technical and computer support services for its clients' plans.

National Financial Advisors, Inc.

     An investment advisory firm registered with the United States Securities & Exchange Commission under the Investment Advisors Act of 1940. NFA services retirement plans, businesses and high-income individuals and is advisor to a mutual fund family.

NFA Brokerage Services, Inc.

     An NASD Broker/Dealer

National Shareholder Services, Inc.

     A mutual fund transfer agency that provides shareholder services for The Dresher Family of Funds.

The Dresher Family of Funds

     A No-Load, Mutual Fund that is the Managed Account Option in our OneStep Investment Series.

     We are enclosing excerpts from a letter we received from
F. J. Morrissey & Co. Inc., a broker located in Philadelphia and also a market maker in PennRock's stock. Morrissey has been a very active dealer and analyst of Pennsylvania bank stocks for many years. If you would like to contact F. J. Morrissey, they are located at 1700 Market Street, Suite 1420, Philadelphia, PA 19103-3913. Their phone number is (800) 842-7411.

     As always, we appreciate your continued interest in and support of PennRock and welcome your comments and questions at any time.

                              Sincerely


                              Melvin Pankuch
                              Executive Vice President and
                              Chief Executive Officer

MP:dlh
Enclosure

This letter contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 that are based upon our current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. Such statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potentially significant risks and uncertainties. Accordingly, actual results may differ materially from those discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, possible changes in legislation or regulations and changes in economic, competitive, and technological conditions that could affect PennRock's operations, pricing, products, and services.



                     FJMC Bank Stock Report
                        For February 2001


                                   YTD % CHG    12-MO % CHG
As of 2/28/01
Dow Jones Industrial Averages:        -2.70        +3.52
NASDAQ Composite:                    -12.90       -55.02
NASDAQ Banks:                         -1.22       +33.42
S&P 500 Composite Index:              -6.09       -10.10

10-year Treasury yield:  4.90%

Commentary

          INVESTMENT IDEAS YOU WON'T HEAR ABOUT ON CNBC

Is the stock market oversold or is there more downside risk? This seems to be the constant worry among the pundits of Wall Street these days. We honestly don't know the answer, but we do see some interesting investment ideas that appear cheap on a relative basis to the general market and should be rewarding to "Neanderthal" investors, such as ourselves, who still believe in fundamental value and long-term investing.

But value, some say, is relative. With that in mind, and at the risk of being labeled traditionalists, we did some comparison shopping. Looking at common market indices for guidance, we found the Dow Industrials trading at roughly 21x's earnings, the S&P not much higher at approximately 23x's, and the Nasdaq at an astonishing multiple in the neighborhood of 140x's. Considering these market valuation levels, we set out to find companies with a reasonable price to earnings and with the added bonus of an attractive dividend yield (we willingly concede dividends are an antiquated concept, but we still find cash attractive). With no apology for our "old-fashion" stock-picking themes, three Nasdaq commercial banks located in Lancaster County, PA, came to mind that you will seldom hear discussed on CNBC [one of which is PennRock]:

PennRock Financial Services Corp. (PRFS- $14.75) with assets of $910 million is currently trading at 9.2x's year-end 2000 earnings, 121% of book value, and has an annualized yield of 5.15%. Asset quality is good, and a recent acquisition of an asset management company should add approximately $.10* per share to earnings in 2001. The estimated EPS range for the year is $1.80 to $1.85.

*Our projection of $.10 per share has been revised to $.06 per share because settlement did not occur as early in the second quarter as anticipated.